Exhibit 99.1

For Immediate Release

For Information Contact:
Dana Haskins
eCollege
312.706.1710
danah@ecollege.com

eCollege® Provides Notice of Debt Prepayment

CHICAGO, June 29 — eCollege® (Nasdaq: ECLG), a leading provider of value-added information services to the post-secondary education industry, today announced that it has notified the holders of its seller notes that it will prepay $1.5 million aggregate principal amount of such notes on June 30, 2006. The payment will reduce eCollege’s long-term debt to approximately $20.5 million.

The Company is electing to pay $1.5 million of the $2 million that remains outstanding under seller notes issued in connection with the October 2003 acquisition of Datamark, Inc. The prepayment will include $436 thousand of accrued interest in addition to the $1.5 million of principal and will result in a one time, non-cash interest charge of $226 thousand in the second quarter of 2006 and a corresponding reduction in net income of approximately $132 thousand, or $0.01 per fully diluted share, that was not contemplated in the second quarter financial guidance provided by the Company on May 9, 2006. The prepayment of the notes will reduce the Company’s interest charges in the second half of 2006 by approximately $131 thousand, which consists of approximately $94 thousand of cash interest savings and $37 thousand of non-cash interest savings.

“We are very pleased to be able to prepay another portion of the seller notes,” said Oakleigh Thorne, chairman and CEO of eCollege. “With this payment we will have prepaid $14.5 million of the $35 million of indebtedness resulting from our acquisition of Datamark. Consistent with our original objectives, these prepayments demonstrate the continued business success and strong cash flow of the combined enterprise.”

The Company intends to repay its remaining long-term debt later this year.

About eCollege

eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education industries. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country. The Company’s Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention. Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education. eCollege was founded in 1996 and is headquartered in Chicago, with the

eLearning Division headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City. For more information, visit www.eCollege.com and www.Datamark.com.

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws. Examples of these forward-looking statements would include statements about the timing of debt repayments and any other statements that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual performance and results may differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the Company’s industries as well as the more specific risks and uncertainties facing the Company, including those identified in the Company’s reports on Form 10-K, Form 10-Q and Form 8- K filed with the U.S. Securities and Exchange Commission (“SEC”), which you are encouraged to review in connection with this release. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

eCollege is a registered trademark of eCollege.

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